EXHIBIT 99.2

S&P Global
Market Intelligence

Sachem Capital Corp. NYSEAM:SACH

FQ2 2025 Earnings Call Transcripts

Tuesday, August 5, 2025 12:00 PM GMT

S&P Global Market Intelligence Estimates

	-FQ1 2025-			-FQ2 2025-	-FY 2025-	-FY 2026-
	CONSENSUS	ACTUAL	SURPRISE	CONSENSUS	CONSENSUS	CONSENSUS
EPS (GAAP)	(0.06)	NA	NA	0.01	0.03	NA
Revenue (mm)	11.67	NA	NA	11.30	45.12	NA

Currency: USD
Consensus as of Jul-09-2025 6:17 AM GMT

Unable to generate Chart: Unable to get data to chart

	- EPS (GAAP) -		
	CONSENSUS	ACTUAL	SURPRISE
FQ2 2024	0.12	(0.09)	NM
FQ3 2024	0.10	(0.13)	NM
FQ4 2024	(0.47)	(0.79)	NM
FQ1 2025	(0.06)	0.00	NM

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Contents Table of Contents Call Participants .................................................................................. Presentation .................................................................................. Question and Answer .................................................................................. 3 4 8 2COPYRIGHT spglobal.com/marketintelligence © 2025 S&P Global Market Intelligence, a division of S&P Global Inc. All rights reserved

SACHEM CAPITAL CORP. FQ2 2025 EARNINGS CALL AUG 05, 2025

Call Participants

EXECUTIVES

Jeffery C. Walraven
Interim CFO & Director

John L. Villano
Founder, Chairman, President & CEO

ANALYSTS

Christopher Muller
Citizens JMP Securities, LLC, Research Division

Christopher Whitbread Patrick Nolan
Ladenburg Thalmann & Co. Inc., Research Division

Gaurav Mehta
Alliance Global Partners, Research Division

ATTENDEES

Stephen C. Swett
ICR Inc.

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SACHEM CAPITAL CORP. FQ2 2025 EARNINGS CALL AUG 05, 2025 Presentation Operator Good day, and welcome to the Sachem Capital Corp. Second Quarter 2025 Earnings Conference Call. [Operator Instructions] Please note this event is being recorded. I would like now to turn the conference over to Stephen Swett, Investor Relations. Please go ahead. Stephen C. Swett ICR Inc. Good morning, and thank you for joining Sachem Capital Corp.'s Second Quarter 2025 Earnings Conference Call. On the call from Sachem Capital today is Chief Executive Officer, John Villano, CPA, and Interim Chief Financial Officer, Jeff Walraven. This morning, the company announced its operating and financial results for the quarter ended June 30, 2025. The press release is posted on the company's website www.sachemcapitalcorp.com. In addition, the company filed its Form 10-Q today, which can be accessed on the company's website as well as the SEC's website at www.sec.gov. As a reminder, remarks made on today's conference call may include forward-looking statements. Forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those discussed today. These include the risks detailed in our annual Form 10-K and this Form 10-Q, such as those related to nonperforming loans, credit losses and market conditions. We do not undertake any obligation to update our forward-looking statements in light of new information or future events. For more -- a more detailed discussion of the factors that may affect the company's results, please refer to our earnings release for this quarter and to our most recent SEC filings. During this call, the company will be discussing certain non-GAAP financial measures. More information about these non-GAAP financial measures and reconciliations to the most directly comparable GAAP financial measures are contained in our SEC filings. With that, I'll now turn the call over to John. John L. Villano Founder, Chairman, President & CEO Thank you, and thanks to everyone for joining us today. We will begin by reviewing our operating and financial results for the second quarter and provide an update on our strategic progress. During the quarter, we continued working towards growing our lending platform and taking decisive steps to strengthen our financial position. The efforts we made in late 2024 and early this year to protect our balance sheet from non-accretive financing positioned us well for continued stabilization in the second quarter. Building on the momentum from the first quarter, we remained focused on sourcing accretive capital to support our growth. We are pleased with the closing of our new $100 million senior secured notes due June 2030. This new financing provides significant financial flexibility for Sachem, allowing us to repay existing obligations and accelerate the origination of new accretive loans resulting in asset growth for the first time in 5 quarters. Moving forward, we will continue to evaluate additional capital sources to further strengthen our liquidity position and grow our earning asset base. During the first half of the year, our portfolio continued to perform in line with expectations. While we still have approximately $119.6 million gross unpaid principal balance of nonperforming loans in loans held for investment were $107 million net compared to $107.6 million gross and $94.3 million net as of March 31, 2025. We continue to make meaningful progress working through these legacy assets, which we believe is critical to unlocking value and supporting future dividend growth. As of June 30, 2025, our book value was $2.54 per share, representing just a 1.2% decrease from March 31, 2025. Additionally, I'd like to provide a brief update on our significant exposure to a single borrower in the South Florida region. Specifically, 2 cross- collateralized loans in Naples totaling approximately $50.4 million as of June 30, 2025, representing 13.1% of our mortgage loan portfolio and 42.1% of our NPL balance down from $55 million at year-end 2024, primarily due to proceeds from the sale of 1 of 4 completed condominium units earlier this year. There were no further unit sales in the second quarter which aligns with the typically slow summer season for property transactions in the Naples area due to seasonal factors like heat and reduced buyer activity. As discussed in our prior calls, this legacy 2021 investment has faced ongoing challenges, including permitting delays, hurricane impacts from 2 separate weather events, contractor and borrower performance issues, legal disputes with the city of Naples and further legal disputes with former capital partners that Copyright © 2025 S&P Global Market Intelligence, a division of S&P Global Inc. All Rights reserved. spglobal.com/marketintelligence 4

SACHEM CAPITAL CORP. FQ2 2025 EARNINGS CALL AUG 05, 2025 have led to bankruptcy proceedings to protect against junior liens. A judge or mediation event with a former capital partner lender holding a second mortgage position, which has been set aside multiple times by the bankruptcy court, but sustained through repetitive appeals is scheduled for this week. A positive outcome, we believe, would clear the path forward for resolution, enabling the sale of the remaining completed units, completion of an additional 4 condo building on 1 site and development or sale of the other site. We remain in nonaccrual status on this loan. Currently, on an opportunity cost basis impacting monthly earnings by about $450,000. But we firmly believe that consolidated cross-collateralized value remains in excess of outstanding net book UPB recorded on our balance sheet as of June 30. And we are optimistic about recovering capital as these resolutions progress. Last quarter, we mentioned the current development projects that our partner, or Urbane New Haven, is helping us work through. To provide an update on this progress, our 4 Urbane real estate developments, 1 office with a residential component and 3 high- end single-family homes have made strong progress and are progressing on schedule. Our Westport office assets are 50% leased with GAAP rental income of approximately $1.3 million annually. A portion of the Westport office asset was partitioned and is now approved for 10 residential homes, of which 2 are deemed affordable. The Westport residential component is approved and in the development planning stage. Our 3 high-end homes in Coconut Grove, Florida are in various stages of construction with sales planned for late 2025 and the first half of 2026. We will continue to provide updates as these projects move towards completion. Additionally, at quarter end, we had invested in aggregate of $41.2 million in projects managed by Shem Creek Capital through 6 investment funds. As a reminder, Shem Creek Capital is a commercial real estate finance platform that provides debt capital solutions to multifamily properties and allows us to participate in multifamily finance with strong borrower sponsorship. During the 6 months ended June 30, 2025, these investments generated approximately $3 million in revenue, of which $1 million was for the current quarter ending June 30 representing an attractive low-risk double-digit yield. Turning to the macro environment. Our industry continues to navigate a challenging landscape of both obstacles and opportunities. The Federal Reserve has maintained a steady stance with rates remaining elevated. In the single-family housing market, mortgage rates continued to dampen demand while existing home sales remained well below historical averages. Single-family construction loan rates are at the highest levels in years, with interest rates more than 10%. Existing homeowners in many instances are tied to their current home as COVID era interest rates make it unaffordable to move to larger or new homes. The demand for new construction is significant, but with higher construction costs, burdensome permitting regulations, coupled with higher interest rate charges, make a new home purchase unattainable for many. Fix and flip residential faces similar challenges as property value has increased, reducing developer margins. While these challenges create headwinds for the broader market, they also present meaningful opportunities for selective and experienced lenders like Sachem who can provide capital solutions where traditional financing remains constrained. As noted in our 10-Q, this environment has contributed to our revenue decline due to lower net originations and elevated NPLs and REO, but we are positioned to capitalize on it. Due to the ongoing constraints for many traditional lenders like banks, our pipeline of new origination opportunities continues to exceed our current capacity. We remain committed to our disciplined approach in evaluating new loans and maintaining our focus on single-family and multifamily residential assets in markets with strong underlying fundamentals. Our underwriting standards continue to emphasize highly experienced and creditworthy sponsors. Our post-COVID era loan originations continued to perform exceptionally well. As we move into the second half of 2025, we remain confident in our strategic direction and our ability to capitalize on the opportunities ahead. With the addition of our new $100 million financing facility, we have strengthened our balance sheet and enhanced our capacity to support growth initiatives. We will continue to focus on working through our legacy NPL assets and pursuing accretive growth opportunities that align with our risk management principles. We are very excited about the opportunity ahead, and I will now turn the call over to Jeff. Jeffery C. Walraven Interim CFO & Director Thank you, John. I'll walk through Sachem Capital's financial highlights for the second quarter ended June 30, 2025. Let's get started with revenues. Total revenue was $10.8 million compared to $15.1 million in the second quarter of 2024. The change in revenue was primarily due to the cumulative effect on interest income from loans from materially lower net new loan origination over the last 12 months resulted in a year-over-year reduction in the unpaid principal balance of loans held for investment of $121.2 million, in addition to a currently elevated amount of nonperforming loans, loans held for sale and real estate owned. As a result, interest income from loans was $7.5 million, down from $11.8 million, partially offset by fee income of $1.8 million and LLC income of $1 million. On the other hand, other income increased significantly, increasing by $0.5 million. This was driven by the recognition of rental Copyright © 2025 S&P Global Market Intelligence, a division of S&P Global Inc. All Rights reserved. spglobal.com/marketintelligence 5

SACHEM CAPITAL CORP. FQ2 2025 EARNINGS CALL AUG 05, 2025 income from 1 project in 2025 which contributed the $0.5 million during this quarter. No such rental income was recorded in the prior quarter or year. Turning to operating expenses. Total operating costs and expenses for the second quarter of 2025 were $9.7 million compared to $18.3 million in the same quarter last year. The primary contributor to this decrease was the reduction in the provision for credit losses related to loans held for investment, which declined by $7.6 million or 89.1% -- this change was driven by a decrease in direct allowances related to foreclosures and nonperforming loans. Additionally, the change was due to reductions in interest and amortization expense of $0.8 million, compensation and employee benefits, provision for credit losses related to loans held for sale and other expenses totaling $1 million. Overall, this reflects our progress in managing risks and reducing financing costs through debt repayments. So net results. This resulted in a GAAP net income of $1.9 million and after payment of the Series A preferred stock dividends of $1.1 million, net income attributable to common shareholders was $0.8 million or $0.02 per share compared to net loss attributable to common shareholders of $4.1 million or $0.09 per share for the second quarter of 2024. Looking at our balance sheet position. Total assets increased to $501.8 million from $492 million at December 31, 2024. Specific to our loan portfolio as of June 30, we held 135 first mortgage loans on residential and commercial real estate, primarily for investment with an unpaid principal balance of $382.1 million, net of $2.6 million in deferred loan fees. After an allowance for credit losses of $17.6 million, the net carrying value was $364.5 million up from $356.6 million at year-end 2024, but down $121.2 million from $485.7 million a year ago due to lower net originations, elevated nonperforming assets and cumulative aggregate corporate debt reductions due to maturities. We also had $8.8 million in loans held for sale, net of $0.5 million valuation allowance. This quarter, I wanted to add to this balance sheet discussion, further financial context on our investments in Shem Creek funds. While our investment is carried at cost on our balance sheet in accordance with U.S. GAAP, our $41.2 million members equity invested supports over $600 million in gross loans held for investments by those funds. On a pro rata pro forma basis, our approximate 39% of the total funds members' equity participation represents approximately $234 million of deployed levered capital. Total liabilities increased to $323.9 million, primarily due to the initial draw at closing of the private placement of 5-year senior secured notes due June 11, 2030. Our aggregate outstanding debt at June 30, 2025, was $315.5 million. Resulting total asset to total liability coverage is 1.55x. Shareholders' equity stands at $177.9 million, resulting in a debt-to-equity ratio of 1.8x or 64.6% debt and 35.4% equity. Looking at book value. As John mentioned earlier, our book value was stable this quarter and as expected. Book value per common share at June 30, 2025, was $2.54 compared to $2.64 at year-end '24 and $2.57 at March 31, 2025. The year-to-date decrease of $0.10 is solely driven by the $4.2 million net aggregate preferred and common dividends paid in excess of $2.8 million in booked net earnings. As the market continues to evolve and impact the entire industry, we do remain confident that the major issues are behind us as we look to return to growth. On liquidity and capital resources, cash and cash equivalents increased to $22.5 million from $18.1 million at the start of the year. For the first half of 2025, we have dispersed $81 million in principal for draws on existing loans and new loans while collecting $71.4 million in repayments leading to a net outflow of about $9.6 million in loan-related investing activities. This reflects our disciplined approach to originations in the challenging environment with collections helping maintain liquidity. Additionally, during the second quarter, we completed a $100 million private placement of 5-year senior secured notes that mature on June 11 of 2030, and we drew an initial $50 million at closing and can tap the remaining $50 million at any time before May 15, 2026. We continue to maintain solid liquidity with a focus on prudent management of debt maturities and funding requirements. Regarding our $56.3 million notes maturing this quarter at the end of September, we expect to be able to fully repay the notes from drawdowns on our existing credit facilities, primarily the recent senior secured notes facility and retained cash from principal repayments on our mortgage loan that would fully provide proceeds to repay and replace the maturing bond principal without requiring additional balance sheet and loan portfolio compression. As detailed in our 10-Q, our liquidity is supported by principal interest payments on loans, sales of real property and our credit facilities. On dividends, our Board regularly evaluates our dividend distribution policy on an ongoing basis, balancing our operational performance, federal tax requirements and the importance of maintaining long-term financial flexibility. We continue to monitor this closely amid our focus on NPL resolution and growth. As a reminder, going forward, the company has aligned its intended timing of its common dividend and Series A preferred dividend declaration and payment thereof to occur in the month of March, June, September and December. I will now turn the call back to John for closing comments. Copyright © 2025 S&P Global Market Intelligence, a division of S&P Global Inc. All Rights reserved. spglobal.com/marketintelligence 6

SACHEM CAPITAL CORP. FQ2 2025 EARNINGS CALL AUG 05, 2025 John L. Villano Founder, Chairman, President & CEO Thanks, Jeff. We believe Sachem is positioned to be a leader in small balance real estate finance. We look forward to resolving our remaining NPLs to unlock capital for growth and accessing new sources of accretive capital to refill our loan pipeline. While our recovery is well underway, more time is needed to be fully back on track. We will continue to manage our business, grow book value and our dividend with the goal of producing value for our shareholders. Thank you, and we'll now open the call to questions from our analysts. Copyright © 2025 S&P Global Market Intelligence, a division of S&P Global Inc. All Rights reserved. spglobal.com/marketintelligence 7

SACHEM CAPITAL CORP. FQ2 2025 EARNINGS CALL AUG 05, 2025 Question and Answer Operator [Operator Instructions] The first question is from the line of Chris Muller with Citizens Capital Markets. Christopher Muller Citizens JMP Securities, LLC, Research Division And congrats on getting the notes offering done. It's nice to have that behind you guys. So I want to talk about some of the LLC investments. It looks like there was a dip in income there quarter-over-quarter. So I guess the question is, what caused that dip? And what's the outlook for Urbane and Shem Creek in the back half of the year? John L. Villano Founder, Chairman, President & CEO Okay. Chris. So Urbane, as we've talked about in our just recent script read, we've got projects going on, 1 in Connecticut, 3 in Florida that are in various stages of progress. Our building in Westport, Connecticut, which is an office -- a significant office building. It is 50% leased. We've talked about a $1.3 million GAAP rental income for the year, which does provide a rate of return to Sachem. And then further, the efforts of Urbane capital have -- they split off a section of the property to really build a residential community as part of the parcel. And that has significant upside to us. It is -- we're moving through the planning stages. So we do have approvals. We are now planning the development of the parcel. We expect that to occur in the next 6 to 9 months. Unfortunately, these things take time. There is also some preliminary discussions of further leasing of the main office building from our significant tenant. Those discussions are ongoing. With respect to the properties in Florida, we have recently inspected those properties and they are moving along famously, we expect a -- I don't want to say a cash-out event, but we expect a sales perhaps in the fourth quarter of 2025 with further sales in the first half of '26 for the remaining 2 units. The buildings are of excellent quality. They are in Coconut Grove, Florida. They fit in with the revitalization and rebuild of the community. And we have a local, well-established builder handling the process with us. With respect to Shem Creek, with our Shem Creek investments, and you do know that we have a 20% ownership interest in the manager. Our cash flows are subject to certain waterfalls with respect to the loans that we participate in. And in many cases, we don't know exactly how those are going to flow to us. But overall, we do maintain a double-digit yield on our investments with Shem. They are excellent in terms of underwriting multifamily and workforce loan opportunities. And it's something that we can't handle here at Sachem because our cost of capital is just a bit too high to be effective in that lending space. So it's a way for us to get portfolio diversification with great sponsors, great underwriters, and we look forward to building our relationship with Shem over the coming years. Christopher Muller Citizens JMP Securities, LLC, Research Division Got it. That helpful. And sorry, go ahead. Jeffery C. Walraven Interim CFO & Director So the 1 piece I would add on to John's commentary, just give you a couple of numbers behind it. The 1 we've been getting a return of capital on the Shem Creek, right? There's been continuing turnover in those assets. So there's -- when you look from year-end through June 30, we've had about a $7 million return of capital relative to just specifically invested in the funds in Shem Creek setting aside the manager. And as John mentioned, relative to the waterfalls, there was some timing difference that occurred between second, third -- first quarter and second quarter. So on the one aspect, I would not caution just annualizing the 3 months ended June 30 because there was a little bit of a twist. I would continue to focus in on the total Shem Creek investments relative to the funds, which is approximately $41.2 million and our still current earnings on that is in that low double digit, 10% to 12% return on that invested funds. Christopher Muller Citizens JMP Securities, LLC, Research Division Copyright © 2025 S&P Global Market Intelligence, a division of S&P Global Inc. All Rights reserved. spglobal.com/marketintelligence 8

SACHEM CAPITAL CORP. FQ2 2025 EARNINGS CALL AUG 05, 2025 Got it. It's very helpful. And then I guess on Urbane more specifically, what does the pipeline look for new projects there? Are they kind of at capacity with the existing book? John L. Villano Founder, Chairman, President & CEO Chris, you're going to get me in a lot of trouble here. We are looking to build the Urbane pipeline. You may have heard me speak about this in prior calls, not so recently, but in prior calls, where we want to have Urbane projects rolling off our books every quarter. And that's going to require us to invest further dollars with them going forward. And we've had a bump in the road over the past year or so, '24 was difficult for us. So we've slowed down the pursuit of opportunities with Urbane. However, it is a topic of discussion every day, and we're looking to get back on that horse and begin building our portfolio with them again. Christopher Muller Citizens JMP Securities, LLC, Research Division Got it. That's very helpful. And just one other one, if I could throw it out there. It looks like the REO was pretty stable in the quarter. Can you just give us some insight into that bucket? Were there sales and new additions? Or was REO activity pretty muted in the quarter? John L. Villano Founder, Chairman, President & CEO We are making significant progress working through the NPLs and the REO. Unfortunately, the process takes a whole lot of time and a whole lot of effort. Jeff, if you would like to share some of the improvements we've made during the quarter and expected improvements in the third quarter, that would be a good time to talk about that. Jeffery C. Walraven Interim CFO & Director And Chris, relative to REO specifically, there is a footnote on Page 33 actually in the MD&A section that actually gives you an asset- by-asset breakdown of REO and it indicates when it was actually -- when it was added into the portfolio. So year-to-date, there's been movement while the REO $18 million, $18.5 million rounded and change looks flat. We've added $2.3 million we've taken away. There's also another footnote. I was trying to find it exactly where we reconcile the move in REO that is in the footnotes, and I can find that one specifically for you here in a minute. We'll take the quick opportunity relative to just when you kind of look at NPLs and loans held for investment, the loans held for sale and REO on an aggregate basis, like since June 30, the resolutions, we've been talking about our focus on the resolutions, and they -- the resolutions are continuing to accelerate even though, I'll call it, net, we believe we're at the peak as of June 30. But post June 30, we've had resolutions in that category of approximately $5 million. And before we get through the end of just third quarter, we're expecting an additional resolution, I'll call it, in the category of NPLs, loans held for sale and REO of another $12.5 million. We really do expect the velocity of resolutions to pick up in the second half of the year with all the work and focus we've had on it. Operator The next question is from the line of Christopher Nolan with Ladenburg Thalmann. Christopher Whitbread Patrick Nolan Ladenburg Thalmann & Co. Inc., Research Division The Naples loan, what's the amount, please? John L. Villano Founder, Chairman, President & CEO The principal balance? Christopher Whitbread Patrick Nolan Ladenburg Thalmann & Co. Inc., Research Division Yes, please. John L. Villano Copyright © 2025 S&P Global Market Intelligence, a division of S&P Global Inc. All Rights reserved. spglobal.com/marketintelligence 9

SACHEM CAPITAL CORP. FQ2 2025 EARNINGS CALL AUG 05, 2025 Founder, Chairman, President & CEO I think it's $44 million. Christopher Whitbread Patrick Nolan Ladenburg Thalmann & Co. Inc., Research Division If I understand your comments earlier, John, that you think you potentially could see a court-driven resolution this week. John L. Villano Founder, Chairman, President & CEO We have a mediation event scheduled for tomorrow. And we have ongoing discussions with our borrower. And as we talked about in our script reading, we have a second mortgage holder that is being difficult and they are in a terrible position and they're fighting for their life. And this thing should be coming to an end relatively quickly. But again, when your hands are in the judge's hands, it takes time. So we are optimistic, and we are working it towards the exit. It's just taking longer than we would like. And as we discussed, it does cost -- it's hitting earnings, right? It hits earnings of $450,000 a month. It's painful. Christopher Whitbread Patrick Nolan Ladenburg Thalmann & Co. Inc., Research Division Okay. So there is the pathway for some sort of resolution where there's a restructuring, which could be a third quarter realized gain or loss, I mean, something along those lines, but something is likely to happen on this. John L. Villano Founder, Chairman, President & CEO We are hoping for the best. We are working -- like I said, we're working our way towards the door. It's finding a middle ground with all parties where we can proceed and unlock our capital. Christopher Whitbread Patrick Nolan Ladenburg Thalmann & Co. Inc., Research Division Got you. And then if I'm correct, that this accounts for roughly 1/3 of your nonaccrual in the quarter. Is that correct? John L. Villano Founder, Chairman, President & CEO That's correct. Jeffery C. Walraven Interim CFO & Director And then you've got to take Chris, there were 2 loans within the Naples to the same borrower. And so as you'll see disclosed, there's a $50.4 million net book value on there, and that $50.4 million is -- $50.4 million of $119 million. So yes, a little more than... Christopher Whitbread Patrick Nolan Ladenburg Thalmann & Co. Inc., Research Division Okay. And then a broader thing. I noticed that your reserve -- your allowance reserves as a percentage of your mortgages has gone down. It looks like your nonaccrual volumes have gone down. I mean it looks like you guys absorbed -- I wouldn't say you stabilized in terms of the asset quality trends, putting aside Naples for a second, just on the second quarter results. Is that a fair read of it? John L. Villano Founder, Chairman, President & CEO That is fair. There is a cleansing of the portfolio that's been ongoing. We've talked about this prior. We're not big fans of extend and pretend any loan that's coming up for renewal, you've got to meet our updated underwriting guidelines. If not, it ends up in a [ non- PL ] situation. So we're doing our very best to cleanse the portfolio. Like I've said, it's quite painful, but it's what we want to show our shareholders that we're managing the portfolio the best we can. We're trying to manage the assets and the money we have invested. And we're trying to push some of these weaker loans to the door as quickly as we can. Christopher Whitbread Patrick Nolan Copyright © 2025 S&P Global Market Intelligence, a division of S&P Global Inc. All Rights reserved. spglobal.com/marketintelligence 10

SACHEM CAPITAL CORP. FQ2 2025 EARNINGS CALL AUG 05, 2025 Ladenburg Thalmann & Co. Inc., Research Division Okay. The final question. The leverage ratio is quite high. Should we start seeing more loan sales and just trying to process -- originate loans and then sell them. Is that going to be more of an activity? John L. Villano Founder, Chairman, President & CEO We have no loan sales plan. I mean we do have some -- we have loans for sale on our balance sheet, loans held for sale, but we are not planning a significant sale like you saw in the fourth quarter of '24. Operator The final question is from the line of Gaurav Mehta with Alliance Global Partners. Gaurav Mehta Alliance Global Partners, Research Division Thank you. Good morning. I wanted to get some more clarity on the second tranche of the $100 million note offering. So the withdrawal of that tranche between now and, I guess, May of '26 that depends on new loan origination opportunities that you guys see during this time? John L. Villano Founder, Chairman, President & CEO Gaurav, that is correct, and I want to add this as well. As you know, we have notes coming due in September -- September 30 of this quarter -- of the third quarter. Funds are available for that through our Churchill facility, cash on hand as well as our Needham credit facility. So that the undrawn $50 million is available for our notes or it could be for growth. But we're going to see how the quarter progresses taking into account loan payoffs and things like that. Gaurav Mehta Alliance Global Partners, Research Division Okay. And I guess, during this quarter, I don't know if I missed you in your comments, did you provide a number on new loan origination and loan payoffs? Jeffery C. Walraven Interim CFO & Director Yes, we do. We have -- that is in, I'll call it, the opening section of the MD&A. For the quarter -- I was just trying to get my specific numbers. For the quarter, we originated or put out new loan disbursements relative to either draws on existing loans or brand-new loans of $39.7 million and loans repaid was $23.7 million. Gaurav Mehta Alliance Global Partners, Research Division Okay. And then lastly, maybe on the yields on the new loans that you guys are seeing. Is it still 12% and 2%? Or are you guys seeing a different number in the market? Jeffery C. Walraven Interim CFO & Director Gaurav, we're doing our best to stay with 12% and 2%. We're not able to compete in multifamily finance with those rates, but we're doing our best to stay with 12% and 2%. And on a rare occasion, we'll go down to 11%. We're not getting into below 10% in any case. Operator This concludes our question-and-answer session. I would like to turn the conference back over to management for any closing remarks. Thank you. John L. Villano Founder, Chairman, President & CEO Thanks, everyone, for joining us today. We look forward to informing you next quarter. Copyright © 2025 S&P Global Market Intelligence, a division of S&P Global Inc. All Rights reserved. spglobal.com/marketintelligence 11

SACHEM CAPITAL CORP. FQ2 2025 EARNINGS CALL AUG 05, 2025 Operator The conference has now concluded. Thank you for attending today's presentation. You may now disconnect. Copyright © 2025 S&P Global Market Intelligence, a division of S&P Global Inc. All Rights reserved. spglobal.com/marketintelligence 12

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